Exhibit 4.35

Lease Agreement

Lessor: Yajuan Zhu (Party A)

Address: No. 49, Fifth Row, Gefan Beiyuan, Jiubao Town, Jianggan District.

Property certificate number: 0059309

Leasee: Zhejiang Jing Yu Xin Financing Guarantee Co., Ltd.(Party B)

Address: Baiguan Square, No.588 Jiangdong North Road, Shangyu District.

Telephone number: 0575-82397155

Through negotiation, Party A and Party B hereby enter into the following agreement:

1. Party A is willing to rent Room 301, unit 1, building 21, Liulang East Garden, Shangcheng District, with an area of 98 square meters to Party B.

2. The lease term is 2 years, from September 20, 2018 to September 19, 2020, the monthly rent is 14000 yuan, which has been paid for 12 months, totaling 168000 yuan. The rent of each period shall be paid 7 days before the next period expires.

3. The water and electricity fee shall be paid by Party B.

4. The cable TV fee, sanitation fee and property fee shall be paid by Party B.

5. If Party A has household appliances, both parties need to check.

One set of central air conditioning, one refrigerator, one color TV, one washing machine, one water heater, one lampblack machine, one gas stove, two beds, one sofa, one stool, one dining table and chair (one table, four chairs), one set-top box and one TV cabinet.

6. Nothing.

7. Party B shall abide by laws and regulations during the lease period.

8. Party B shall not change the indoor structure without permission during the lease term.

This Agreement shall come into force as of the date of signing. Party C shall legally obtain 60% of the first month's rental fee as commission. This agreement is in twelve copies, one for each party.

Signature of Party A:

Signature of Party B:

Signature of Party C:

Signed on: